EXHIBIT 3.1 to Form S-8 Filed Dec 19, 2001

Articles of Incorporation


                   CERTIFICATE OF INCORPORATION OF
                        BALTIA AIR LINES, INC.

          Under Section 402 of the Business Corporation Law
                    As amended December 17, 1998
          under Section 805 of the Business Corporation Law



IT IS HEREBY CERTIFIED THAT:

  (1) The name of the proposed corporation is   Baltia Air Lines, Inc.

  (2) The purpose or purposes for which this corporation is formed, are as follows, to wit:

To engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law. The corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, agency or other body.

To engage in air transport and related services.

 (3) The office of the corporation is to be located in the City of New York County of Queens State of New York.

 (4) The aggregate number of shares which the corporation shall have the authority to issue is one hundred million shares ($.0001 par value) and five hundred thousand preferred shares ($.01 par value)

 (5) The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is

               63-25 Saunders Street, Suite 7I
               Rego Park, NY 11374

   The undersigned incorporator, or each of them if there is more than one, is of the age of eighteen year or over.

IN WITNESS THEREOF, this certificate has been subscribed this 22nd day of August 1989 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

Igor Dmitrowsky       /s/ IGOR DMITROWSKY
63-25 Saunders Street, Suite 7I,  Rego Park, NY 11374